Exhibit 99.1

  Atrion Reports Second Quarter Results; Diluted EPS Increases by 36%

    ALLEN, Texas--(BUSINESS WIRE)--July 29, 2005--Atrion Corporation (Nasdaq:ATRI) today announced that for the second quarter of 2005 revenues were up 10% and diluted earnings per share were up 36% compared to the results of the second quarter of 2004.
    Commenting on the Company's results, Emile A. Battat, Chairman and CEO, said, "We are very pleased with the strong increase in sales and especially that all our product areas, cardiovascular, fluid delivery, ophthalmology, and other products, contributed to this growth. The increase in sales, coupled with continued favorable mix toward higher-margin products, led to a 52% increase in operating income in the second quarter as compared to the same period last year." Mr. Battat added, "The Company continued a program initiated last year to purchase critical raw materials in larger volumes to take advantage of quantity discounts and to hedge against further price increases. In addition we began to increase our inventory of finished goods to reflect increasing sales and to assure uninterrupted deliveries to our customers when we relocate our Florida facility next year to a new plant in St. Petersburg, Florida. These actions were the primary reason for the increase in inventory of $2.4 million during the second quarter, and the $3.4 million increase since the beginning of the year."
    Atrion's revenues for the quarter ended June 30, 2005 totaled $18,102,000 compared with $16,417,000 in the same period in 2004. On a diluted per share basis, earnings for the period increased to $1.18 as compared to $.87 in the same quarter of last year. Both periods included residual earnings of $.09 per share from operations that were discontinued in 1997. Operating income for the current-year period totaled $3,131,000 compared to $2,064,000 in last year's second quarter.
    Revenues for the first six months of 2005 of $36,747,000 were 11% higher than revenues of $33,206,000 in the first half of 2004. Diluted earnings per share for the first half of 2005 were $2.41 versus $1.57 in the first six months of 2004. Both periods included $.09 per share from discontinued operations.
    Atrion Corporation designs, develops, manufactures, sells and distributes products and components primarily to medical markets worldwide.

    The statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially. Such statements include, but are not limited to, Atrion's expectations regarding future deliveries to customers. Words such as "expects," "believes," "anticipates," "intends," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve risks and uncertainties. The following are some of the factors that could cause actual results or future events to differ materially from those expressed in or underlying our forward-looking statements: changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company's ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; and intellectual property and product liability claims and product recalls. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the SEC.


                          ATRION CORPORATION
              UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                 (In thousands, except per share data)

                                 Three Months Ended  Six Months Ended
                                      June 30,           June 30,
                                 ------------------- -----------------
                                      2005     2004     2005     2004
                                 ---------- -------- -------- --------
Revenues                           $18,102  $16,417  $36,747  $33,206
Cost of goods sold                  10,896   10,351   21,920   21,185
                                 ---------- -------- -------- --------
Gross profit                         7,206    6,066   14,827   12,021
Operating expenses                   4,075    4,002    8,278    8,056
                                 ---------- -------- -------- --------
Operating income                     3,131    2,064    6,549    3,965

Interest expense, net                  (12)      (5)     (17)     (21)
Other income, net                       --       39        8       45
                                 ---------- -------- -------- --------
Income from continuing operations
 before provision for income
 taxes                               3,119    2,098    6,540    3,989
Income tax provision                (1,012)    (655)  (2,138)  (1,259)
                                 ---------- -------- -------- --------
Income from continuing operations    2,107    1,443    4,402    2,730
Gain on disposal of discontinued
 operations                            165      165      165      165
                                 ---------- -------- -------- --------
     Net income                     $2,272   $1,608   $4,567   $2,895
                                 ========== ======== ======== ========

Income per basic share:
 Income from continuing
  operations                         $1.18     $.84    $2.51    $1.60
 Gain on disposal of discontinued
  operations                           .09      .10      .09      .10
                                 ---------- -------- -------- --------
     Net income per basic share      $1.27     $.94    $2.60    $1.70
                                 ========== ======== ======== ========

Weighted average basic shares
 outstanding                         1,789    1,710    1,756    1,706
                                 ========== ======== ======== ========

Income per diluted share:
 Income from continuing
  operations                         $1.09     $.78    $2.32    $1.48
 Gain on disposal of discontinued
  operations                           .09      .09      .09      .09
                                 ---------- -------- -------- --------
     Net income per diluted share    $1.18     $.87    $2.41    $1.57
                                 ========== ======== ======== ========

Weighted average diluted shares
 outstanding                         1,925    1,848    1,895    1,846
                                 ========== ======== ======== ========


                          ATRION CORPORATION
                 UNAUDITED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                                   June 30,   Dec. 31,
ASSETS                                               2005       2004
                                                  ----------- --------
                                                  (Unaudited)
Current assets:
   Cash and cash equivalents                            $365     $255
   Accounts receivable                                 8,122    7,588
   Inventories                                        17,455   14,013
   Prepaid expenses                                    1,344    1,028
   Land deposit                                           --    3,750
   Deferred income taxes                               1,039    1,039
                                                  ----------- --------
      Total current assets                            28,325   27,673

Property, plant and equipment, net                    30,807   25,331
Other assets                                          15,046   14,404
                                                  ----------- --------

                                                     $74,178  $67,408
                                                  =========== ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                                   $7,555    8,467
Line of credit                                         3,293    2,936
Other non-current liabilities                          5,667    5,402
Stockholders' equity                                  57,663   50,603
                                                  ----------- --------

                                                     $74,178  $67,408
                                                  =========== ========


    CONTACT: Atrion Corporation, Allen
             Jeffery Strickland, 972-390-9800